E-LOAN, Inc. Reports Revenues and Profit
in Third Quarter 2003

Record Diversified Product Revenue of $24.3 Million, Up 106% From Q3 2002;
Record Home Equity Fundings of $259.4 Million, Up 84% From Q3 2002;
Record Purchase Mortgage Fundings of $482.8 million, Up 134% from Q3 2002;
Results $0.02 Per Share Better Than Prior Guidance;
Issues Initial Guidance For 2004

        Dublin, Calif. – October 23, 2003 – E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender and debt advisor, today reported record diversified product revenue – comprised of purchase and non-prime mortgage, home equity and auto loans – and its eighth consecutive profitable quarter.

        Revenues for the third quarter of 2003 were $43.8 million, up 54 percent from the third quarter of 2002. Net income for the third quarter of 2003 was $8.0 million or $0.13 per share basic and $0.12 per share diluted on 61.1 million basic and 67.1 million diluted shares. This compares with a net income of $3.1 million or $0.05 per share basic and $0.05 per share diluted on 59.0 million basic and 59.6 million diluted shares during the third quarter of 2002.

        “The third quarter of 2003 was another outstanding period for E-LOAN,” said Chris Larsen, Chairman and Chief Executive Officer of E-LOAN, Inc. “Diversified product revenue – comprised of purchase and non-prime mortgage, home equity and auto loans – grew to a record $24.3 million, up 106 percent from the third quarter of 2002. Record purchase mortgage and home equity loan volume was the primary driver of our diversified product revenue growth in the third quarter of 2003.”

        “We’re pleased to provide guidance for fiscal year 2004,” said Matt Roberts, E-LOAN’s Chief Financial Officer. “We expect total 2004 total revenue to grow to $160 million. We expect 2004 net income of approximately $16.0 million or $0.23 earnings per share.”

        Roberts continued, “Our diversified product revenue – comprised of purchase and non-prime mortgage, home equity and auto loans – is expected to grow to $137 million in 2004, representing an improvement to our prior diversified revenue target.”

Discussion of Q3 2003 Results

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $43.8 million, an increase of 54 percent compared to revenues of $28.4 million in the same period last year. Diversified product revenue was 55 percent of total revenue in the third quarter of 2003 compared to 46 percent in the prior quarter and 42 percent for the third quarter of 2002.

Components of Revenue ($ in thousands)	Q3 2003		Q2 2003		Q3 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$16,871	38%	$21,410	47%	$13,219	46%
Interest Income on Refi Mortgage	2,646	6%	3,258	7%	3,428	12%
Diversified Mortgage	9,985	23%	10,095	22%	3,554	13%
Interest Income on Diversified Mortgage	2,492	6%	1,894	4%	1,114	4%
Home Equity	7,412	17%	5,334	12%	3,129	11%
Interest Income on Home Equity	1,342	3%	682	1%	705	2%
Auto	2,646	6%	2,817	6%	3,042	11%
Other*	382	1%	393	1%	246	1%
Total	$43,776	100%	$45,883	100%	$28,437	100%

* Other revenue comes from credit card monitoring service, personal loan and student loan referrals

During the third quarter, we sold 23,097 loans with a value of $1.8 billion. Closed loan volume from diversified products was 62 percent of total closed loan volume in the third quarter of 2003 compared to 47 percent in the prior quarter and 37 percent in the third quarter 2002. The auto loan sold volume numbers include $150.0 million sold to E-Loan Auto Fund One, LLC, a qualified special purpose entity, during the quarter with $1.9 million in related gain on sale. The following table provides unit and volume statistics for the third quarter of 2003.

Loan Volume ($ in millions)	# of Loans Closed	$ Volume of Loans Closed	# of Loans Sold	$ Volume of Loans Sold
Mortgage	5,423	$1,070	6,350	$1,289
Auto	10,701	$194	10,670	$194
Home Equity	5,682	$259	6,077	$275
Total	21,806	$1,523	23,097	$1,758

Operations expenses – the fixed and variable costs of processing loan transactions – totaled $19.1 million or 44 percent of revenue in the third quarter compared to $15.3 million or 54 percent of revenue in the same period last year. Of the $19.1 million in total operations expenses, $9.7 million was non-interest mortgage related expense, $2.4 million was mortgage interest expense, $2.5 million was auto-related expense, $3.7 million was non-interest home equity related, and $0.6 million was home equity interest expense.

Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q3 2003		Q2 2003		Q3 2002
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Mortgage	$17,147	64%	$20,892	66%	$9,189	55%
Mortgage Interest Margin	2,703	53%	2,647	51%	2,015	44%
Home Equity	3,679	50%	2,164	41%	796	25%
Home Equity Interest Margin	695	52%	151	22%	313	44%
Auto	104	4%	(885)	(31%)	612	25%
Other	382	100%	393	100%	229	93%
Total	$24,710		$25,362		$13,154

Sales and marketing expenses totaled $11.9 million or 27 percent of revenue in the third quarter compared to $6.5 million or 23 percent of revenue for the same period last year.

Technology expenses were $2.0 million or 5 percent of revenue in the third quarter compared to $1.4 million or 5 percent of revenue for the same period last year.

General and administrative expenses were $2.1 million or 5 percent of revenue in the third quarter compared to $1.7 million or 6 percent of revenue for the same period last year.

Total assets at the end of the quarter were $163.2 million, which includes cash and cash equivalents of $49.1 million of which $2.5 million is restricted, and loans held-for-sale of $67.5 million.

Total liabilities at the end of the quarter were $82.8 million and included $60.8 million in borrowings related to mortgage, home equity and auto loans held-for-sale. Total stockholders’ equity at the end of the quarter was $80.4 million.

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications. The following table provides the conversion percentages for the second quarter of 2003.

Q2'03 Conversion %
Mortgage
Pre-Approval	7%
Purchase	24%
Refinance	28%
Total Mortgage	19%
Home Equity	26%
Auto	14%

Financial Guidance

The following guidance and revenue growth targets are based on E-LOAN’s current expectations as of October 23, 2003 and do not reflect the potential impact of events that may occur after October 23, 2003. The company assumes no duty to update any forward-looking statements contained in this press release.

The following assumptions support our Q4'03 financial guidance.

According to the most recent Mortgage Banker’s Association (MBA) forecast [October 2003], refinance volume is expected to decline 65% in the fourth quarter from third quarter record levels, and purchase volume is expected to decline 23% reflecting normal fourth quarter seasonality.

We expect our refinance and purchase mortgage loan volume will outperform the general mortgage market in Q4'03. We anticipate a decline of 23% in our prime refinance volumes in the fourth quarter – versus a forecasted market decline of 65%. We expect our purchase mortgage volume to be similar to the volume we originated in Q3'03 – versus a forecasted market decline of 23%.

As we have mentioned in prior guidance, we expect our revenue per mortgage loan and interest spread to trend down from record high levels earlier in the year. This trend is a normal component of a declining refinance market, as a significant imbalance between industry capacity and demand results in increased competitive pricing pressure. We experienced the start of this decline in the third quarter and expect further declines in the fourth quarter.

Home equity loan volume is also expected to continue its strong growth as consumers opt for that loan type versus a cash-out refinance to meet their needs.

We expect to continue an aggressive marketing spending plan to build on the demand momentum in our diversified revenue products.

Given the above assumptions, we now expect to breakeven in the fourth quarter on revenues of approximately $34 million, only 25% of which is expected to be from prime mortgage refinance. This quarter marks a significant transition for the Company to a revenue base dominated by diversified products. 2003 total revenue is expected to be approximately $159 million – representing a 54 percent improvement over 2002 revenue. We expect 2003 net income of approximately $22 million or $0.34 earnings per share on approximately 66.5 million diluted shares in 2003 – representing a 110 percent improvement over 2002 net income.

The following assumptions support our 2004 guidance.

Given the dramatic decline in the refinance market from historic levels, we are anticipating a period of significant shift in our product mix. This transition period was anticipated in our strategy of building diversified revenue, and as such, we anticipate that 2004 will reflect the full impact of this transition as prime refinance revenues decline to approximately 15% of total revenues – down from 46% in 2003.

The MBA is forecasting a decline in the refinance mortgage market of 80% in 2004. However, demonstrating the stability of the purchase mortgage market, 2004 purchase mortgage originations are expected to be similar to 2003 record levels. We expect aggressive pricing competition in the mortgage market during this time period.

We anticipate that prime mortgage refinance volumes will decline 48% in 2004– representing a substantial market share gain from 0.12% in 2003 to 0.32% in 2004. Purchase mortgage volumes are expected to increase 49% in 2004– also representing a substantial market share gain from 0.14% in 2003 to 0.21% in 2004. The anticipated lower revenue per mortgage loan versus 2003 levels will also suppress total mortgage revenue in 2004.

Home equity loans and lines of credit should continue to increase in appeal for consumers looking to access the equity in their home as the refinance market contracts. The auto finance market should improve as the economy improves.

Given the above assumptions, we expect 2004 total revenue to grow to approximately $160 million– representing a 1% improvement over 2003 results on a substantially different revenue mix. Our diversified product revenue is expected to total approximately $137 million in 2004–representing an improvement to our prior target for diversified revenue. Prime mortgage refinance revenue is expected to account for only 15% of our total revenue in 2004– down from 46 percent in 2003. We continue to target diversified product revenue in excess of $190 million in 2005.

We expect 2004 net income of approximately $16 million or $0.23 earnings per share on approximately 68.5 million diluted shares in 2004.

The following table provides a more detailed overview of our 2003 and 2004 forward guidance:

E-LOAN, Inc.
2003-2004 Guidance
(in millions except loans and per share data)

	Actual Q1 '03	Actual Q2 '03	Actual Q3 '03	Guidance Q4 '03	Guidance 2003	Guidance 2004
Loans Closed and Sold
Mortgage	4,944	5,966	6,350	4,575	21,835	18,607
Home Equity	3,795	4,462	6,077	6,882	21,216	39,250
Auto	8,838	8,770	10,670	9,764	38,042	47,327

Total Loans	17,577	19,198	23,097	21,221	81,093	105,184

Revenue
Mortgage	23.9	31.5	26.9	16.0	98.2	63.4
Mortgage Interest	4.9	5.2	5.1	3.9	19.0	16.6
Home Equity	3.9	5.3	7.4	9.2	25.9	55.4
Home Equity Interest	0.4	0.7	1.3	1.5	3.9	8.7
Auto	2.7	2.8	2.6	2.8	10.9	14.9
Other	0.3	0.4	0.4	0.4	1.4	1.4

Total Revenue	$36.0	$45.9	$43.8	$33.7	$159.4	$160.4

Mortgage Refinance
% of Total Revenue (1)	58%	54%	45%	25%	46%	15%

Net Income	$6.3	$8.1	$8.0	$0.0	$22.4	$16.0
Diluted Weighted Average Shares	63.2	66.7	67.1	66.5	66.5	68.5

Earnings Per Share	$0.10	$0.12	$0.12	$0.0	$0.34	$0.23
Direct Margin (expressed as a % of component
revenue)
Mortgage	64%	66%	64%	45%	62%	49%
Mortgage Interest	51%	51%	53%	49%	51%	40%
Home Equity	23%	41%	50%	56%	46%	61%
Home Equity Interest	32%	22%	52%	52%	44%	56%
Auto	-5%	-31%	4%	23%	-2%	34%
Other	100%	100%	100%	100%	100%	100%

Total Direct Margin	53%	55%	56%	48%	53%	52%

Other Expenses (expressed as a % of total revenue)
Sales & Marketing	24%	25%	27%	36%	28%	31%
Technology	5%	5%	5%	6%	5%	5%
G & A	5%	6%	5%	6%	6%	5%

(1)     Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue.

Conference Call and Webcast

        Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company’s third quarter results today, October 23 at 7:30 a.m. (PDT). Please dial (210) 234-0002 at 7:25 a.m. (PDT) and reference the Conference ID “7500626” and pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PDT) on October 23, 2003 until 11:59 p.m. (PDT), November 1, 2003. The replay may be accessed by dialing (402) 280-9907. A live webcast, replay of the conference call and accompanying slide presentation will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc. is a consumer direct lender and debt management advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and join hands with consumer groups in an effort to enact strong consumer financial privacy protection laws.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc., which has delivered eight consecutive profitable quarters through the third quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through September 2003, E-LOAN has originated and sold over $17.8 billion in consumer loans.

Statement of Operations and Balance Sheet to follow)
# # #

E-LOAN, Inc.
Balance Sheet
(in thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents ($2,500 restricted cash)	$49,105	$36,321
Loans held-for-sale	67,548	393,386
Accounts receivable, prepaids and other current assets	25,445	10,779
Total current assets	142,098	440,486
Fixed assets, net	10,280	6,262
Retained interests in auto loans - trading	10,838	3,969
Deposits	0	1,319
Total assets	$163,216	$452,036

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Warehouse and other lines payable	$60,782	$383,647
Accounts payable, accrued expenses and other liabilities	19,351	12,339
Capital lease obligation	--	10
Notes payable	2,650	--
Total current liabilities	82,783	395,996
Total liabilities	82,783	395,996
Stockholders' equity:
Common stock	61	59
Additional paid-in-capital	264,158	262,194
Accumulated deficit	(183,786)	(206,213)
Total stockholders' equity	80,433	56,040
Total liabilities and stockholders' equity	$163,216	$452,036

E-LOAN, Inc.
Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues	$43,776	$28,437	$125,649	$70,188
Operating Expenses
Operations	19,066	15,283	56,590	37,462
Sales & marketing	11,890	6,484	31,815	17,759
Technology	2,002	1,436	5,982	4,105
General & administration	2,064	1,687	6,794	4,667

Total operating expenses	35,022	24,890	101,181	63,993

Income from operations	8,754	3,547	24,468	6,195
Other income, net	296	51	844	34

Income before taxes	9,050	3,598	25,312	6,229

Income taxes	(1,032)	(508)	(2,885)	(592)

Net income	$8,018	$3,090	$22,427	$5,637

Net income per share:
Income per share
Basic	$0.13	$0.05	$0.37	$0.10
Diluted	$0.12	$0.05	$0.34	$0.10

Weighted average shares
Basic	61,065	59,017	60,285	57,058

Diluted	67,142	59,625	65,972	60,028